[EXHIBIT 3.1 ARTICLES OF INCORPORATION]

                                            STATE OF FLORIDA
                                           SECRETARY OF STATE
                                        DIVISION OF CORPORATIONS
                                            Filed: 06-17-03
                                              P03000046135

                  ARTICLES OF INCORPORATION
                             OF
               UniPro Financial Services, Inc.


Article 1.   The name of this Corporation is:

                    UniPro Financial Services, Inc.

Article 2. This Corporation shall have perpetual existence commencing upon the filing of these Articles of Incorporation by the Florida Secretary of State.

Article 3. This Corporation may engage in any lawful business activity permitted under the General Corporation Act of the State of Florida and in addition to those powers granted pursuant to said statute, the Corporation shall have such other powers, as deemed necessary, to conduct its business activities.

Article  4.  This Corporation is authorized to issue  SEVENTY
MILLION (70,000,000) shares of Capital Stock as follows:

     4.1    Common  Stock.   Sixty-Five Million  (65,000,000)
shares of which shall be designated as Common Stock, having the par value of $0.001 per share.

     4.2   Preferred Stock.   Five Million (5,000,000) shares
of Preferred Stock, as follows:

           4.2-1 Three Million (3,000,000) shares are hereby designated as: Series I Convertible Preferred Stock ($0.001 par value) each share of which shall be exchangeable for Three (3) shares of $0.001 par value Common Stock, without any further consideration required and upon such other terms and conditions as may be designated by the Board of Directors at or prior to their issuance, without further notice to, or action of, the Shareholders.

         4.2-2 Two Million (2,000,000) shares of no par value Preferred Stock shall remain without designation until such time as the Board of Directors shall, in their discretion, determine to issue part or all of such shares, and upon such terms and conditions as they designate, without further notice to, or action of, the Shareholders.

     4.3 Voting Rights. All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders. In its discretion, the Board of Directors may authorize the issuance of Shares of Convertible Preferred with voting rights commensurate with the number of shares of Common Stock that are issuable upon such conversion.

Article 5.  The name and address of the Registered Agent is:

    Paul M. Galant, 470 NE 25th Terrace, Boca Raton, FL 33431

Article 6.  The initial address of the Corporation is:

            470 NE 25th Terrace, Boca Raton, F L 33431

Article 7.

     7.1 The initial Board of Directors shall consist of at least one member. The number of Directors may be increased or decreased from time to time by the majority vote, or written consent of the members of the Board of Directors, or by the vote or written consent of the holders of a majority of the issued and outstanding shares then entitled to vote, but in no case shall the number of directors be less than one.

     7.2 A majority of the Board of Directors voting in person at a meeting duly called and held, or by their written consent taken in lieu of such a meeting, may remove a member of the Board for cause, and may elect a replacement to serve until the next meeting of Shareholders.


        [Exhibit 3.1 - Pg. 1]


Article 8. Notwithstanding any provisions in the Florida Statutes to the contrary, the by-laws of this Corporation may be adopted, altered, amended or repealed by the affirmative vote of a majority of either the Board of Directors or of the Shareholders.

Article 9. The Board of Directors is hereby authorized to declare and issue as a share dividend, shares of another class or series of the Corporation without the prior consent of those entitled to vote in a shareholder vote of that class or series to be issued.

Article  10.  This Corporation may indemnify any  Officer  or
Director, or any former Officer or Director, the full extent permitted by law.

Article 11. The Corporation shall not be subject to either the `Affiliated Transactions' provisions of Florida Statutes
Section 607.0901; or the `Control Shares' provisions of Florida Statutes Section 607.0902.

Article 12. The name and address of the person signing these Articles as Incorporator is:

  Paul  M. Galant, 470 NE 25th Terrace, Boca Raton, FL 33431.

Article 13.  This Corporation reserves the right to amend  or
repeal   any  provisions  contained  in  these  Articles   of
Incorporation, in full accord with the provisions of the General Corporation Act of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 17th day of June 2003.


                             /s/Paul M. Galant
                           ----------------------------------
                           Paul M. Galant, Incorporator


               ACCEPTANCE BY REGISTERED AGENT
               ------------------------------
Having been named to accept service of process for UniPro Financial Services Inc. at the place designated in Article 5 of the foregoing Articles of Incorporation, the Undersigned hereby agrees to act in this capacity; and further, agrees to comply with the provisions of Sections 48.091 and 607.0501, Florida Statutes.

Dated the 17th day of June 2003

                             /s/ Paul M. Galant
                           ----------------------------------
                           Paul M. Galant, Registered Agent



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